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                          THE TRAVELERS SERIES TRUST
                          __________________________
                                AMENDMENT NO. 2
                                      TO
                      AGREEMENT AND DECLARATION OF TRUST

   The undersigned, being a majority of the Trustees of The Travelers Series Trust (the "Trust"), created and existing under an Agreement and Declaration of Trust dated October 11, 1991, as amended on May 28, 1993 (the "Declaration of Trust"), a copy of which is on file in the office of the Secretary of the Commonwealth of Massachusetts, do hereby consent to and adopt the following amendment to the Declaration of Trust, such amendment having been duly authorized by a vote of a majority of the Trustees of the Trust:

   Section 1 of Article III of the Declaration of Trust shall be and is hereby amended and restated in its entirety as follows:

   Shares of Beneficial Interest. The beneficial interest in the Trust shall
   _____________________________
   at all times be divided into an unlimited number of transferable Shares, $.001 par value, and of one class, but the Trustees shall have the authority from time to time, by appropriate action of the Trustees, without the requirement of Shareholder approval to divide the class of Shares into two or more Series of Shares as they deem necessary or desirable. The Trustees may from time to time divide or combine the Shares into a greater or lesser number without thereby changing the proportional beneficial interests in the Trust.

   Any additional Series of Shares created hereunder shall represent the beneficial interest in the assets (and related liabilities) allocated by the Trustees to such Series of Shares and acquired by the Trust only after creation of the respective Series of Shares and only on account of such Series. Upon creation of each Series of Shares, the Trustees may designate it appropriately and determine the investment policies with respect to the assets allocated to such Series of Shares, redemption rights, dividend policies, conversion rights, liquidation rights, voting rights, and such other rights and restrictions as the Trustees deem appropriate, to the extent not inconsistent with the provisions of this Declaration of Trust.

   The foregoing Amendment shall become effective upon the filing of an original executed copy of this instrument with the Secretary of the Commonwealth of Massachusetts.

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   IN WITNESS WHEREOF, we have hereunto set our hand for ourselves and for our successors and assigns on the 27th day of June, 2005.


/s/ Jay Gerken                        /s/ Frances M. Hawk
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Jay Gerken                            Frances M. Hawk

/s/ Robert E. McGill, III             /s/ Lewis Mandell
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Robert E. McGill, III                 Lewis Mandell